Exhibit 10.12

EXECUTION VERSION

TAX SHARING AGREEMENT

between

MORGAN STANLEY,

on behalf of itself

and the members

of the MS Group,

and

MSCI INC.,

on behalf of itself

and the members

of the MSCI Group

This Agreement is entered into as of the 20th day of November, 2007 between Morgan Stanley (“MS”), a Delaware corporation, on behalf of itself and the members of the MS Group, as defined below, and MSCI Inc. (“MSCI”), a Delaware corporation, registered to do business in New York as NY MSCI, on behalf of itself and the members of the MSCI Group, as defined below.

WITNESSETH:

WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the MSCI Group presently file, and will continue to file prior to certain transactions, certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the MS Group;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Definitions.

(a) As used in this Agreement:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Refund (or any related income tax or other Tax cost or benefit) in respect of any payment, transaction, occurrence or event, the time at which the amount of income taxes paid (or Refund realized) is increased above (or reduced below) the amount of income taxes that would otherwise have been required to be paid (or Refund that would otherwise have been realized) but for such payment, transaction, occurrence or event.

“Affiliate” of any Person shall mean any individual, corporation, partnership or other entity directly or indirectly owning more than 50 percent (by vote or value) of, owned more than 50 percent (by vote or value) by, or under more than 50 percent (by vote or value) common ownership with, such Person.

“After-Tax Amount” shall mean an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable year, reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income taxes.

“AMT” shall mean the alternative minimum tax, within the meaning of Section 55 of the Code.

“Barra” shall mean Barra, Inc., a Delaware corporation.

“Code” shall have the meaning ascribed to it in the first “whereas” clause in this Agreement.

“Combined Apportionment Factor” shall mean the apportionment factor reflected on the applicable consolidated, combined or unitary state or local income tax return and utilized in computing the combined, consolidated or unitary state or local income tax liability.

“Consolidated Federal Return” shall mean a Pre-Deconsolidation Period Return filed in respect of federal income taxes by a Consolidated Group.

“Consolidated Group” shall mean any group consisting of (i) at least one member of the MS Group that filed (or will file) any Pre-Deconsolidation Period Return that reflects the income, assets or operations of any member of the MSCI Group or (ii) at least one member of the MSCI Group that filed (or will file) any Pre-Deconsolidation Period Return that reflects the income, assets or operations of any member of the MS Group.

“Consolidated State Return” shall mean a Pre-Deconsolidation Period Return filed in respect of state or local income taxes by a Consolidated Group.

“Deconsolidation Date” shall mean with respect to a Return the date on which any member of the MSCI Group is no longer consolidated, combined or in a unitary relationship (as the case may be) with any member of MS Group in filing such Return.

“Federal Separate Group Tax Liability” shall mean the product of a Group’s Separate Group Taxable Income, computed for federal income tax purposes, and the highest federal income tax rate imposed under the Code on the Taxable income of a corporation for the relevant Taxable period (or portion thereof), reduced by any Tax credits that the Group would be able to use if it were calculating its federal income Tax liability on a stand-alone basis.

“Final Determination” shall mean (i) with respect to federal income taxes, (A) a “determination” as defined in Section 1313(a) of the Code, or (B) the date of acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for Refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) with respect to any Tax, the payment of Tax by any member of the MS Group or the MSCI Group, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 13 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

“Gain Group” shall mean a Group with Separate Group Taxable Income for the relevant Taxable period.

“Group” shall mean the MSCI Group or the MS Group, as appropriate. “IRS” shall mean the Internal Revenue Service.

“Loss Group” shall mean a Group that incurs a Separate Group Taxable Loss for the relevant Taxable period.

“MSCI Group” shall mean one or more of (i) MSCI, (ii) on or before the Deconsolidation Date, any Person that is, or was, a Subsidiary of MSCI for such period of ownership by MSCI and (iii) to the extent not previously included by (ii), Barra and its Subsidiaries, including for (i), (ii) and (iii) any predecessors and successors thereto.

“MS Group” shall mean one or more of MS and its Subsidiaries other than those entities comprising the MSCI Group.

“Overpayment Rate” shall mean the overpayment rate as set forth in Section 6621 of the Code.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Deconsolidation Period” shall mean any Taxable period (or portion thereof) beginning after the close of business on the Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Taxable period ending on or before the close of business on the Deconsolidation Date; provided that if a Taxable period ending after the Deconsolidation Date contains any days which fall prior to or on the Deconsolidation Date, only the portion of such Taxable period up to and including the Deconsolidation Date shall be included in the Pre-Deconsolidation Period.

“Refund” shall mean any refund of Taxes, including any reduction in Taxes by means of a credit, offset or otherwise.

“Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.

“Separate Group Taxable Income” shall mean, with respect to a Group, such Group’s Taxable income computed as if such Group were a separate consolidated, combined or unitary group, and applying such Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends-received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local tax, Separate Group Taxable Income shall be computed prior to the application of any apportionment formula. Additionally, to the extent a member of a Group has a net operating loss or any other tax attribute that was created prior to becoming a member of the Group but can be carried forward and used by the Group (in the context of state or local law, either before or after apportionment, as determined under applicable law), such attribute will factor into such Group’s calculation of Separate Group Taxable Income (taking into account any applicable limitations on the use thereof).

“Separate Group Taxable Loss” shall mean, with respect to a Group, such Group’s Taxable loss computed as if such Group were a separate consolidated, combined or unitary group, and applying such Tax principles, including limitations and carryovers (excluding limits for charitable contributions and dividends-received deduction, and accounting for deferred intercompany transactions consistent with the deferral and recognition rules of Treasury Regulations Section 1.1502-13 (or any successor rule) or analogous state or local rule), that would have been applicable to such Group had such Group never been part of the Consolidated Group or any other consolidated, combined or unitary group. In the context of state and local tax, Separate Group Taxable Loss shall be computed prior to the application of any apportionment formula. Additionally, to the extent a member of a Group has a net operating loss or any other Tax attribute that was created prior to becoming a member of the Group but can be carried forward and used by the Group (in the context of state or local law, either before or after apportionment, as determined under applicable law), such attribute will factor into the Group’s calculation of Separate Group Taxable Loss (taking into account any applicable limitations on the use thereof).

“State Separate Group Tax Liability” shall mean, with respect to a particular state or locality, the product of the Group’s Separate Group Taxable Income and the Combined Apportionment Factor and the State Tax Rate, reduced by any applicable Tax credits that the Group would be able to use if it were calculating its Tax liability on a stand-alone basis.

“State Tax Rate” shall mean, with respect to a particular state or locality, the highest applicable tax rate imposed under applicable law on the Separate Group Taxable Income of the Group for the relevant Taxable period (or portion thereof).

“Subsidiary” of any Person shall mean any corporation, partnership or other entity directly or indirectly owned more than 50 percent (by vote or value) by such Person.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (A) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability of a member of the MS Group or the MSCI Group, as the case may be, for the payment of any amounts of the type described in clause (A) for any Taxable period resulting from such member being a part of a consolidated group pursuant to the application of Treasury Regulations Section 1.1502-6 or any similar provision applicable under state, local or foreign law; or (C) any liability of a member of the MS Group or the MSCI Group for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other Person.

“Tax Benefit” shall have the meaning ascribed to it in Section 10(d) of this Agreement.

“Tax Proceeding” shall mean any Tax audit, dispute or proceeding (whether administrative, judicial or contractual).

“Taxing Authority” shall mean any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

“Underpayment Rate” shall mean the underpayment rate as set forth in Section 6621 of the Code.

(b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions), or in comparable provisions of applicable law.

2. Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the MS Group and any member of the MSCI Group, other than this Agreement, shall terminate upon the execution of this Agreement. Upon the execution of this Agreement, neither the members of the MSCI Group nor the members of the MS Group shall have any further rights or liabilities thereunder, and this Agreement shall be the only Tax sharing agreement between the members of the MSCI Group and the members of the MS Group. MS and MSCI shall act in good faith in the performance of this Agreement.

3. Federal Income Taxes.

(a) Return Filing.

(i) MS shall prepare and file, or cause to be prepared and filed, Consolidated Federal Returns for which the Consolidated Group is required or permitted to file a Consolidated Federal Return using, inter alia, information provided by MSCI. MSCI shall provide MS with all necessary information to file a Consolidated Federal Return not later than 45 days after MS’s fiscal year-end and shall respond promptly to all information requests, but in no event more than two business days following a request. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated Federal Returns. All Tax elections shall be at the sole discretion of MS provided, however, that MSCI shall be entitled to direct MS to make any and all Tax elections that exclusively affect the MSCI Group, subject to MS’s consent. All income tax computations performed on a consolidated basis will be performed or approved by MS. MS shall not change any method of accounting that relates exclusively to the MSCI Group for any Tax purpose if such change adversely affects the MSCI Group unless such change is required by law. MS shall notify and discuss with MSCI prior to the filing of a Consolidated Federal Return any potential material differences in the information provided by MSCI to be used in the preparation of such Consolidated Federal Return and the position MS intends to take on such Consolidated Federal Return.

(ii) MS shall pay, or cause to be paid, and, subject to the provisions of Section 3(b), shall be responsible for, any and all federal income taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated Federal Return.

(iii) In the event a Consolidated Federal Return is not filed, each relevant member of the MS Group and MSCI Group shall be responsible for (i) filing its own Pre-Deconsolidation Period Return in respect of federal income taxes as a separate entity, including requests for extension, as if this Agreement were not in effect and (ii) making Tax payments (including estimated Tax payments, if necessary). Each such member filing a Return as a separate entity shall be entitled to any Tax Benefit and shall be liable for any Tax burden resulting from the filing of such separate Return.

(b) Allocated Tax Charge.

(i) MS shall be responsible for calculating the Separate Group Taxable Income or Separate Group Taxable Loss of each Group included in the Consolidated Federal Return. Each Group included in the Consolidated Federal Return shall bear its Federal Separate Group Tax Liability, if any. For purposes of such calculation, the deduction for state and local taxes to which each Group is entitled will be determined in a manner consistent with Section 4 of this Agreement.

(ii) If the MSCI Group included in the Consolidated Federal Return incurs a Separate Group Taxable Loss, MS shall pay to the MSCI Group (A) the amount, if any, by which the federal income taxes payable with respect to the Consolidated Federal Return are actually reduced by reason of the MSCI Group’s Separate Group Taxable Loss and (B) any Refund of federal income taxes or other federal income Tax Benefit attributable to such Separate Group Taxable Loss that is Actually Realized, in each case as determined by MS in its sole discretion (including that any Tax Benefits of the MS Group shall be fully utilized before utilizing any Tax Benefits of the MSCI Group). To the extent the MSCI Group receives a payment or credit from

MS in respect of a Separate Company Taxable Loss pursuant to this Section 3(b)(ii), such loss shall not be carried forward or carried back by the MSCI Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the MSCI Group does not receive a payment or credit from MS in respect of a Separate Group Taxable Loss pursuant to this Section 3(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the MSCI Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

(iii) If the MSCI Group included in the Consolidated Federal Return has a foreign Tax credit or other Tax credit that it is unable to use in its calculation of Federal Separate Group Tax Liability (other than an AMT credit), MS shall pay to the MSCI Group (A) the amount, if any, by which the federal income taxes payable with respect to the Consolidated Federal Return is actually reduced by reason of the MSCI Group’s Tax credit and (B) any Refund of federal income taxes or other federal income Tax Benefit attributable to such Tax credit that is Actually Realized, in each case as determined by MS in its sale discretion (including that any Tax Benefits of the MS Group shall be fully utilized before utilizing any Tax Benefits of the MSCI Group). To the extent the MSCI Group receives a payment or credit from MS in respect of a Tax credit pursuant to this Section 3(b)(iii), the MSCI Group’s Federal Separate Group Tax Liability will be adjusted to reflect the fact that the MSCI Group has previously received the benefit of such credit. To the extent the MSCI Group does not receive a payment or credit from MS in respect of a Tax credit pursuant to this Section 3(b)(iii), such Tax credit may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back of Tax credits, by the MSCI Group for purposes of calculating its Separate Group Tax Liability in another Taxable period (or portion thereof).

(iv) In the event a Consolidated Group incurs an AMT liability with respect to any Taxable period (or portion thereof), MS shall be solely responsible for such liability. Any Tax Benefit arising from the utilization of a consolidated federal AMT credit shall be for the sale benefit of MS.

4. State and Local Income Taxes.

(a) Return Filing.

(i) MS shall prepare and file, or cause to be prepared and filed, Consolidated State Returns for which a Consolidated Group is required or permitted to file a Consolidated State Return using, inter alia, information provided by MSCI. MSCI shall provide MS with all necessary information to file a Consolidated State Return not later than 45 days after MS’s fiscal year-end and shall respond promptly to all information requests, but in no event more than two business days following a request. Each member of the Consolidated Group shall execute and file such consents, elections and other documents as may be required or appropriate for the filing of such Consolidated State Returns. All Tax elections shall be made at the discretion of MS provided, however, that MSCI shall be entitled to direct MS to make any and all Tax elections that exclusively affect the MSCI Group, subject to MS’s consent. All Tax computations performed on a combined, consolidated or unitary basis will be performed or approved by MS. MS shall not change any method of accounting that relates exclusively to the MSCI Group for any Tax purpose if such change adversely affects the MSCI Group unless such change is required by law. MS shall notify and discuss with MSCI prior to the filing of a Consolidated State Return any potential material differences in the information provided by MSCI to be used in the preparation of such Consolidated State Return and the position MS intends to take on such Consolidated State Return.

(ii) MS shall pay, or cause to be paid, and, subject to the provisions of Section 4(b), shall be responsible for, any and all income taxes due or required to be paid with respect to, or required to be reported on, any such Consolidated State Return.

(iii) In the event a Consolidated State Return is not filed, each relevant member of the MS Group and MSCI Group shall be responsible for (A) filing its own Return as a separate entity, or its own Return in respect of state and local income Taxes relating to a group consisting solely of members of the MS Group or members of the MSCI Group, as the case may be, on behalf of the separate group, in each case including requests for extension, as if this Agreement were not in effect and (B) making Tax payments (including estimated Tax payments, if necessary). Each such member filing a Return as a separate entity shall be entitled to any Tax Benefit and shall be liable for any Tax burden resulting from the filing of such separate Return.

(b) Allocated Tax Charge.

(i) MS shall be responsible for calculating the Separate Group Taxable Income or Separate Group Taxable Loss

for each Group included in a Consolidated State Return. Each Group included in a Consolidated State Return shall bear its State Separate Group Tax Liability, if any.

(ii) If the MSCI Group included in a Consolidated State Return incurs a Separate Group Taxable Loss, MS shall pay, or shall cause to be paid, to the MSCI Group (A) the amount, if any, by which the state or local income taxes reflected on such Return are actually reduced by reason of the MSCI Group’s Separate Group Taxable Loss and (B) any Refund of state or local income taxes or other state or local income Tax Benefit attributable to such Separate Group Taxable Loss that is Actually Realized, in each case as determined by MS in its sole discretion (including that any Tax Benefits of the MS Group shall be fully utilized before utilizing any Tax Benefits of the MSCI Group). To the extent the MSCI Group receives a payment or credit from MS in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss shall not be carried forward or carried back by the MSCI Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in any other Taxable period (or portion thereof). To the extent the MSCI Group does not receive a payment or credit from MS in respect of a Separate Group Taxable Loss pursuant to this Section 4(b)(ii), such loss may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back losses, by the MSCI Group for purposes of determining Separate Group Taxable Income or Separate Group Taxable Loss in another Taxable period (or portion thereof).

(iii) If the MSCI Group included in a Consolidated State Return has a Tax credit that it is unable to use in its calculation of State Separate Group Tax Liability, MS shall pay to the MSCI Group (A) the amount, if any, by which the state or local income taxes reflected on such Return is actually reduced by reason of the Consolidated Group’s Tax credit and (B) any Refund of state or local income taxes or other state or local income Tax Benefit attributable to such Tax credit that is Actually Realized, in each case as determined by MS in its sole discretion (including that any Tax Benefits of the MS Group shall be fully utilized before utilizing any Tax Benefits of the MSCI Group). To the extent the MSCI Group receives a payment or credit from MS in respect of a Tax credit pursuant to this Section 4(b)(i)(C), the MSCI Group’s State Separate Group Tax Liability will be adjusted to reflect the fact that the MSCI Group has previously received the benefit of such credit. To the extent the MSCI Group does not receive a payment or credit from MS in respect of a Tax credit pursuant to this Section 4(b)(iii), such Tax credit may be carried forward or carried back, subject to any applicable limitation with respect to carry forward or carry back of Tax credits, by the MSCI Group for purposes of calculating its State Separate Group Tax Liability in another Taxable period (or portion thereof).

5. Foreign Income Tax. With respect to each Group’s Tax liability for foreign Taxes, the principles set forth in Section 4 shall apply mutatis mutandis.

6. Estimated Tax Payments.

(a) If estimated Tax payments are required with respect to a Consolidated Group for a Pre-Deconsolidation Period, MS shall pay, or cause to be paid, to the IRS, and/or to each relevant state and local Taxing Authority, on behalf of the members of such Consolidated Group, those estimated Tax payments that are due on the relevant dates prescribed by applicable law. On February 15 (or the proper due date under applicable law), MS shall pay to the IRS, and to each relevant state and local Taxing Authority, on behalf of the members of any Consolidated Group, the payment, if any, required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, as the case may be. Each Group’s share of such estimated Tax payments, and payments required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be determined in a manner consistent with the methods set forth in Sections 3 and 4 of this Agreement. Reimbursement to MS of the MSCI Group’s share of any quarterly estimated tax payments or any payment made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, shall be made within twenty business days after receiving notice of such liability from MS. If the MSCI Group’s share of any estimated Tax payment is negative, MS shall reimburse MSCI within twenty business days after the due date under applicable law of such estimated tax payment.

(b) Notwithstanding the provisions of Section 6(a), if MS requests in writing an advance reimbursement from the MSCI Group of the MSCI Group’s share of a quarterly estimated Tax payment or any payment required to be made with a request for an extension of time in which to file a Consolidated Federal Return or a Consolidated State Return, which request shall be not more than ten business days and not less than 5 business days prior to the due date of such payment, the MSCI Group shall reimburse MS not later than the due date of such estimated Tax payment.

7. Settlement Procedures; Certain Other Payments.

(a) MS shall calculate settlement of the final federal, state, local and foreign Tax liability for all Pre-Deconsolidation Periods, and notify the MSCI Group of such settlement. Subject to Section 21 of this Agreement (relating to dispute resolution procedures), the MSCI Group shall pay to MS its share of such Tax liability, as determined under Sections 3, 4 and 5 of this Agreement, within twenty business days after receiving notice of such Tax liability from MS. Any amounts paid by any member of the MSCI Group pursuant to Section 6 and any amounts receivable by the MSCI Group in respect of a Separate Group Taxable Loss or Tax credit shall be included in determining the payments due from the MSCI Group. If the sum of any payments by the MSCI Group pursuant to Section 6, and any amounts receivable by the MSCI Group in respect of a Separate Group Taxable Loss or Tax credit exceed its Tax liability, such excess shall be refunded to the MSCI Group. Interest will be due on any underpayment or overpayment of Tax, computed from the date on which a final Return is filed, (i) if owed by the MSCI Group to MS on an underpayment, at the Underpayment Rate and (ii) if owed by MS to the MSCI Group on an overpayment, the Overpayment Rate.

(b) If a portion or all of an unused loss or Tax credit is allocated to a member of the Consolidated Group, pursuant to Treasury Regulations Section 1.1502-21(b) or Treasury Regulations Section 1.1502-79, and is carried back or forward to a Taxable year in which such member filed a separate Return or consolidated, combined or unitary Return with an affiliated group that is not a Consolidated Group, any Refund or reduction in Tax liability arising from such carry back or carryover shall be retained by such member, subject to future audit adjustments. Notwithstanding the foregoing, MS, in its sole discretion, shall determine whether an election shall be made to relinquish the entire carry back period with respect to part or all of a consolidated net operating loss for any Pre-Deconsolidation Period in accordance with Treasury Regulations Section 1.1502-21(b)(3).

(c) Notwithstanding Section 7(b) above, no member of the MSCI Group shall make any election to carry back any Tax item from a Post-Deconsolidation Period to a Pre-Deconso1idation Period without MS’s written consent. In the event that MS consents to the carry back of any Tax item by a member of the MSCI Group from a Post- Deconsolidation Period to a Pre-Deconsolidation Period or in the event that a member of the MSCI Group is required by applicable law to carry back a Tax item from a Post-Deconsolidation Period to a Pre- Deconsolidation Period, MS shall currently compensate the MSCI Group only for a Tax item that is carried back which does not result in the loss or deferral of any Tax attribute of any member of the MS Group. In the event that such item of a member of the MS Group is only deferred, MS shall make a payment to the MSCI Group in respect of such deferred item at the time the MS Group Actually Realizes the deferred Tax attribute. To the extent the MS Group suffers a permanent loss of such Tax attribute, no payment shall be made to the MSCI Group.

(d) MSCI and MS hereby acknowledge and agree that Sections 6 and 7(a) are applicable only with respect to Pre-Deconsolidation Periods for which no [mal Return has been filed prior to the date hereof.

(e) MSCI shall make payments to MS in respect of the Tax Benefit recognized by any member of the MSCI Group from the exercise of options on MS stock and the conversion of restricted MS stock units by employees of MSCI and the members of the MSCI Group.

8. Other Taxes. All federal, state, local, foreign and other Taxes that are not otherwise expressly dealt with herein shall be the responsibility of the Person who has primary liability for such Taxes, and the filing of any Returns with respect to such Taxes shall be the responsibility of the Person responsible for filing such Returns under applicable law.

9. Additional Events. The parties agree that, in the event MS decides to distribute shares of MSCI to MS shareholders in a transaction intended to qualify under Section 355 of the Code, this Agreement will be amended prior to the distribution date to include representations, covenants and indemnities substantially in the form provided in Exhibit A attached hereto.

10. Indemnities.

(a) MSCI Indemnity. MSCI and each member of the MSCI Group will jointly and severally indemnify MS and the members of the MS Group against, and hold them harmless from:

(i) any Tax liability of the MSCI Group as determined in accordance with this Agreement;

(ii) any liability or damage resulting from a breach by MSCI or any member of the MSCI Group of any representation or covenant made by MSCI herein, including any representation or covenant made by MSCI pursuant to the amendment to this Agreement as provided in Section 9; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) MS Indemnity. MS and each member of the MS Group will jointly and severally indemnify MSCI and the members of the MSCI Group against, and hold them harmless from:

(i) any Tax liability of the Consolidated Group, other than any such liabilities described in Section 10(a);

(ii) any Taxes imposed on MSCI or any member of the MSCI Group under Treasury Regulation 1.1502-6 (or similar provision of state, local or foreign law) solely as a result of MSCI or any such member being or having been a member of a Consolidated Group to the extent payment is first sought by a Taxing Authority from a member of the MSCI Group;

(iii) any liability or damage resulting from a breach by MS or any member of the MS Group of any representation or covenant made by MS herein; and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

If a member of the MS Group ceases to be an Affiliate of MS as a result of a sale of its stock to a third party (whether or not treated as a sale or exchange of stock for Tax purposes), such member of the MS Group shall be released from its obligations under this Agreement upon such sale and neither MS nor any member of the MS Group shall have any obligation to indemnify MSCI or any member of the MSCI Group under Section 10(b)(iii) for any liability or damage attributable to actions taken by such Affiliate after such sale.

If a member of the MSCI Group ceases to be an Affiliate of MSCI as a result of a sale of its stock to a third party (whether or not treated as a sale or exchange of stock for Tax purposes) (a “Former MSCI Group Member”), such Former MSCI Group Member shall be released from its indemnity obligations under this Section 10, provided that the Applicable Percentage with respect to such transaction does not exceed 15%. The “Applicable Percentage” shall mean with respect to each transaction the sum of (a) (i) the aggregate of the audited operating revenue for the previous 12 months as of the time of its separation from the MSCI Group of each Former MSCI Group Member that is a party to such transaction divided by

(ii) the audited operating revenue of the MSCI Group for the previous 12 months as of the time immediately prior to such transaction, and (b) for each Former MSCI Group Member that previously separated from the MSCI Group, (iii) the audited operating revenue of such Former MSCI Group Member for the previous 12 months as of the time of its separation from the MSCI Group divided by (iv) the audited operating revenue of the MSCI Group for the previous 12 months as of the time immediately prior to its separation from the MSCI Group. In any transaction in which the Applicable Percentage exceeds 15%, which may be the first transaction with respect to a Former MSCI Group Member, each Former MSCI Group Member that is a party to such transaction and all future Former MSCI Group Members shall remain liable for the indemnity obligations under this Section 10.

(c) Discharge of Indemnity. MSCI, MS and the members of the MSCI Group and MS Group, respectively, shall discharge their obligations under Sections 10(a) and 10(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. Any such demand shall include a statement showing the amount due under Section 10(a) or l0(b), as the case may be. Items described in Section 10(a)(i) and l0(b)(i) shall be calculated as set forth in Sections 3, 4, 5 and 6. Notwithstanding the foregoing, if either MSCI, MS or any member of the MSCI Group or MS Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 21 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 14.

(d) Tax Benefits. If an indemnification obligation of any member of the MS Group or any member of the MSCI Group, as the case may be, under this Section 10 with respect to a Consolidated Group arises in respect of an adjustment that makes allowable to a member of the MSCI Group or a member of the MS Group, respectively, any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then any payment by any member of the MS Group or any member of the MSCI Group, respectively, pursuant to this Section 10 shall be an amount equal to (x) the amount otherwise due but for this subsection (d), minus (y) the present value of the product of the Tax Benefit multiplied (i) by the maximum applicable federal, foreign, state or local, as the case may be, corporate Tax rate in effect at the time such Tax Benefit becomes allowable to a member of the MSCI Group or a member of the MS Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition.

11. Guarantees. MS or MSCI, as the case may be, shall guarantee or otherwise perform the obligations of each member of the MS Group or the MSCI Group, respectively, under this Agreement

12. Communication and Cooperation.

(a) Consult and Cooperate. MSCI and MS shall consult and cooperate (and shall cause each member of the MSCI Group or the MS Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the MS Group and the MSCI Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 13) or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. MS and MSCI shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. MS and MSCI shall promptly advise each other with respect to any proposed Tax adjustments relating to a Consolidated Group, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any Tax liability or any Tax attribute of MS, MSCI, the MS Group, the MSCI Group or any member of the MSCI Group or the MS Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

13. Audits and Contest.

(a) MS or MSCI shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing

Authority that could reasonably result in an indemnity obligation of a party under this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is materially prejudiced by such failure.

(b) MS shall have full control over all matters relating to any Return or any Tax Proceeding relating to any Tax matters of at least one member of the MS Group; provided, however, that MSCI shall have full control over Tax Proceedings involving issues relating solely to a Tax liability of one or more members of the MSCI Group. Except as provided in Section B(c), MS shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

(c)

(i) Upon request, during the course of any Tax Proceeding relating to a Tax liability or damage described in Section l0(a), MSCI shall from time to time furnish MS with evidence reasonably satisfactory to MS of MSCI’s ability to pay the amount for which it could reasonably be expected to be responsible pursuant to Section l0(a). If at any time during such Tax Proceeding MS determines that MSCI could not pay such amount, then MSCI shall be required to furnish a guarantee or performance bond satisfactory to MS in an amount equal to the amount for which MSCI could reasonably be expected to be responsible pursuant to Section 10(a).

(ii) Notwithstanding anything to the contrary in this Agreement, in the event a Tax Proceeding involves an issue that is common to both the MS Group and the MSCI Group, MS shall use its best efforts to settle such issues on behalf of the MS Group and the MSCI Group on a consistent basis.

(d) The indemnified party agrees to give notice to the indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder within 30 days of such assertion or commencement, or such earlier time that would allow the indemnitor to timely respond to such claim, suit action or proceeding.

(e) With respect to Returns relating solely to one or more members of the MSCI Group (taking into account the parties’ obligations under Section 10), MSCI and the members of the MSCI Group shall have full control over all matters relating to any Tax Proceeding in connection therewith. MSCI and the members of the MSCI Group shall have absolute discretion with respect to any decisions to be made, or the nature of any. action to be taken, with respect to any matter described in the preceding sentence.

14. Payments. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made by the MS Group when due shall bear interest at the Overpayment Rate for each day until paid. Any payment that is not made by the MSCI Group when due shall bear interest at the Underpayment Rate for each day until paid. If, pursuant to a Final Determination, any amount paid by MS or the members of the MS Group or MSCI or the members of the MSCI Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax asset of MSCI or any member of the MSCI Group or MS or any member of the MS Group, respectively, then MS or MSCI, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made or received under this Agreement, MS has the right to designate, by written notice to MSCI, which member of the MS Group will make or receive such payment.

15. Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing, thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to MS or the MS Group, to:

Morgan Stanley

1633 Broadway, 25th Floor

New York, NY 10019

Attn: Harvey B. Mogenson, Global Head of Tax

Facsimile: (212) 507-3643

With a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attn: John A. Bick

Facsimile: (212) 450-3500

If to MSCI or the MSCI Group, to:

MSCI Inc.

88 Pine Street

New York, NY 10005

Attn: Frederick W. Bogdan, General Counsel

Facsimile: (212) 804-2906

16. Costs and Expenses.

(a) Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements. Notwithstanding anything to the contrary in this Agreement, each of the MSCI Group and the MS Group will be responsible for its allocable portion, as determined by MS, of (i) all costs and expenses attributable to filing any Return that reflects the income, assets or operations of the MSCI Group or the MS Group, respectively and (ii) all costs and expenses incurred by MS or MSCI, respectively, in complying with the provisions of Section 12 of this Agreement.

(b) With respect to all Tax Proceedings, including any pending litigation with any Taxing Authority, costs shall be allocated in good faith by MS. Each party hereto shall be liable for its allocable portion of such costs as provided in Section 10.

17. UK Group Relief. Notwithstanding any agreement, arrangement or understanding to the contrary, the MS Group shall not provide UK group relief to any member of the MSCI Group for any taxable period ending after the date of this Agreement and shall not be obligated to provide UK group relief to any member of the MSCI Group for any preceding taxable period.

18. Effectiveness; Termination and Survival. This Agreement shall become effective upon its execution. Unless terminated earlier by mutual consent of MS and MSCI, all rights and obligations arising hereunder shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

19. Section Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

20. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of MS and MSCI, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

21. Governing Law and Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving, effect to laws and principles relating to conflicts of law.

22. Dispute Resolution. In the event of any dispute relating to this Agreement, including whether a Tax liability is a liability of the MS Group or the MSCI Group, the parties shall work together in good faith to resolve such dispute within 30 days. If the parties are unable to resolve such dispute within 30 days, such dispute shall be resolved by an accounting firm whose selection shall be reasonably satisfactory to both parties and whose fees and costs shall be shared equally by MS and MSCI.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

24. Assignments; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof. If, during the period beginning on the date hereof and ending upon the expiration of the survival period set forth in Section 17, any Person becomes a Subsidiary of MSCI, such Subsidiary shall be bound by the terms of this Agreement and MSCI shall provide evidence to MS of such Subsidiary’s agreement to be bound by the terms of this Agreement.

25. Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MS on its own behalf and on behalf of the members of the MS Group

By:	/s/ Colm Kelleher
Name:	Colm Kelleher
Title:	Chief Financial Officer

MSCI on its own behalf and on behalf of the members of the MSCI Group

By:
Name:
Title:

Signature Page to the

Tax Sharing Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MS on its own behalf and on behalf of the members of the MS Group

By:
Name:
Title:

MSCI on its own behalf and on behalf of the member of the MSCI Group

By:	/s/ Henry Fernandez
Name:	Henry Fernandez
Title:	CEO & President

Signature Page to the

Tax Sharing Agreement

EXHIBIT A

EXECUTION VERSION

EXHIBIT A

1. Definitions.

“Distribution” shall mean the distribution by MS of stock of MSCI to MS shareholders in a transaction that is intended to qualify under Section 355 of the Code.

“Distribution Date” shall mean the date on which the Distribution shall be effected.

2. Certain Representations, Covenants and Indemnities Applicable to a Distribution.

(a) MSCI Representations. MSCI and each member of the MSCI Group represents, and covenants that on the Distribution Date, that there is no plan or intention:

(i) to take any action that would prevent any member of the MSCI Group conducting an active business relied upon (as designated by MS) to meet the requirements of Section 355(b) of the Code or a similar provision of state law from meeting such requirements,

(ii) to sell or otherwise dispose of any asset of MSCI or any member of the MSCI Group subsequent to the Distribution, in a manner that would result in any increased Tax liability or reduction of any Tax asset of the MS Group or any member thereof,

(iii) to take any action inconsistent with any written information and representations furnished to the IRS, or other Taxing Authority in connection with a ruling request, or to counsel in connection with any opinion being delivered by counsel with respect to the Distribution, regardless of whether such information and representations were included in the ruling or in the opinion (provided, however, that with respect to the foregoing, MS has provided MSCI with a written copy of such information and representation),

(iv) to repurchase stock of MSCI in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to any representations made in a ruling request and disclosed to MSCI,

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(v) to take any action that management of MSCI knows, or should have known (as disclosed to MSCI by MS), is reasonably likely to contravene any representation made to, or an agreement entered into with, a Taxing Authority prior to the Distribution Date to which any member of the MSCI Group or the MS Group is a party, or

(vi) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) which may cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly MSCI stock representing a “50- percent or greater interest” within the meaning of Section 355(d)(4) of the Code.

(b) MSCI Covenants. MSCI covenants to MS that, without either (i) the prior written consent of MS, (ii) a supplemental private letter ruling issued by the IRS, or (iii) an unqualified written opinion of nationally recognized tax counsel selected by MS (in the case of (ii) and (iii), satisfactory to MS in its sole discretion):

(i) during the twelve-month period following the Distribution Date, neither MSCI, nor any member of the MSCI Group conducting an active business relied upon to meet the requirements of Section 355(b) of the Code (as designated by MS) or a similar provision of state law, will liquidate, merge or consolidate with any other Person,

(ii) during the two-year period following the Distribution Date, MSCI will not sell, exchange, distribute or otherwise dispose of its assets or those of any member of the MSCI Group in a manner that would result in any increased Tax liability or reduction of any Tax asset of the MS Group or any member thereof,

(iii) following the Distribution, MSCI will, for a minimum of twelve months, continue each active business relied upon to meet the requirements of Section 355(b) of the Code (as designated by MS) or a similar provision of state law,

(iv) MSCI will not, nor will it permit any member of the MSCI Group to, take any action inconsistent with the information and representations furnished to the IRS or other Taxing Authority in connection with a ruling request, or to counsel in

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connection with any opinion being delivered by counsel with respect to the Distribution, regardless of whether such information and representations were included in the ruling or in the opinion (provided, however, that with respect to the foregoing, MS has provided MSCI with a written copy of such information and representation),

(v) MSCI will not take any action that management of MSCI knows, or should have known (as disclosed to MSCI by MS), is reasonably likely to contravene any representation made to, or an agreement entered into with, a Taxing Authority prior to the Distribution Date to which any member of the MSCI Group or the MS Group is a party,

(vi) during the two-year period following the Distribution Date, MSCI will not repurchase stock of MSCI in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations disclosed to MSCI and made in a ruling request,

(vii) MSCI will not, nor will it permit any member of the MSCI Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of the MS Group or any member thereof in respect of any pre-Distribution period,

(viii) during the two-year period following the Distribution Date, MSCI will not enter into any transaction or make any change in its equity structure (including stock issuances, pursuant to the exercise of options or otherwise, options grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions) which may cause the Distribution to be treated as part of a plan (or series of related transactions) pursuant to which one or more Persons acquire directly or indirectly MSCI stock representing a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code, and

(ix) during the five-year period from the Distribution Date, MSCI will not enter into any transaction or make any change in its equity structure which may cause the Distribution to fail to satisfy the distribution of control requirement of Section 355(a)(1) of the Code.

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MSCI agrees that, regardless of whether MS consents to, or receives a ruling or opinion with respect to, any action referred to in this Section, MS is to have no liability for any Tax resulting from any such action and MSCI agrees to indemnify and hold harmless the MS Group against any such Tax. MSCI shall also bear all costs incurred by MS in connection with obtaining any opinion of counsel, a supplemental private letter ruling or in connection with MS’s determination of whether or not to grant any written consent required under this Section.

(c) MSCI Indemnity. MSCI and each member of the MSCI Group will jointly and severally indemnify MS and the members of the MS Group against, and hold them harmless from:

(i) any income tax liability of the MSCI Group as determined in accordance with this Agreement;

(ii) any liability or damage resulting from a breach by MSCI or any member of the MSCI Group of any representation or covenant made by MSCI herein;

(iii) any income tax liability (a) resulting from the Distribution that is intended to qualify as tax free to MS or its shareholders under Sections 355 and/or 368(a)(1)(D) of the Code (or similar provisions of state law) from failing to so qualify and (b) that is attributable to any action of MSCI or any member of the MSCI Group, without regard to whether MS has consented to such action; and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any income tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such income tax, liability or damage.

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